CERTIFICATE OF AMENDMENT

                                       OF

                            HOUSEHOLD DIRCT.com, INC.
                          CERTIFICATE OF INCORPORATION

          Pursuant to the State Title Reference Sections 242 and 228 of the General Corporation Law of the State of Delaware


I, John Folger, and I, Ann Jameson certify that:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

          Resolved, that the Restated Certificate of Incorporation of HouseHold Direct.com, Inc., be amended by changing the First Article and Fourth Article thereof so that, as amended, said Articles shall be and read as follows:

          "FIRST: The name of the corporation shall be changed to HouseHold Direct, Inc."

          "FOURTH: The aggregate number of shares which the corporation shall have authority to issue shall consist of 250,000,000 shares of Common Stock have a $.001 par value. The Common Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors."

     SECOND: That in lieu of a meeting and vote of stockholders, a majority of the corporation's stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the
          applicable   provisions  of  Sections  242  and  228  of  the  General
          Corporation Law of the State of Delaware.

DATED:   January 10, 2002





By:     ______________________________         By:    ________________________
           s/s John Folger, President                 s/s Ann Jameson, Director

This instrument was acknowledged before me This instrument was acknowledged before me on this 10th Day of January, 2002 by John Folger on this 10th day of January, 2002 by Ann Jameson



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   (Notary Public Signature)                     (Notary Public Signature)